CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our report dated February 22, 2010, relating to the financial statements and financial highlights which appear in the December 31, 2009 Annual Report to Shareholders of Phoenix Multi-Sector Short Term Bond Series and Phoenix Multi-Sector Fixed Income Series, each a series of Phoenix Edge Series Fund, which are also incorporated by reference into the Prospectus/Proxy Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements and Experts” in such Prospectus/Proxy Statement.

/s/ PricewaterhouseCoopers LLP

July 30, 2010